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                                                                   Exhibit 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67432, 333-61928, 333-57974, 333-40848,
333-40842, 333-66457, 333-66455 and 333-66429) and Form S-3 (Nos. 333-56642 and
333-42620) of Brooks Automation, Inc. of our report dated November 15, 2000, except as to the pooling of interests with Progressive Technologies, Inc. which is as of July 12, 2001, relating to the supplementary consolidated financial statements as of September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000, which appears in the Current Report on Form 8-K of Brooks Automation, Inc. dated August 20, 2001.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 20, 2001